Exhibit 99.1

MICHAEL GRAU APPOINTED CHIEF FINANCIAL OFFICER OF ALTICE USA
Sotheby’s names Charles Stewart Chief Executive Officer;
Continues to serve on the Altice USA Board of Directors and as special advisor

NEW YORK (October 28, 2019) - Altice USA (NYSE: ATUS) today announces that Michael Grau has been appointed Chief Financial Officer, effective immediately. In this role, he is responsible for all financial and accounting matters as well as the strategic planning and analysis, internal audit, tax, investor relations and treasury activities. He will serve as an Officer of the Company and will report to Altice USA Chief Executive Officer Dexter Goei.
Mr. Grau succeeds Charles F. Stewart who, in a separate announcement made today, was named Chief Executive Officer of Sotheby’s. Mr. Stewart will continue as a member of the Altice USA Board of Directors and serve as a special advisor to the CEO on M&A and related strategic matters.
Mr. Goei commented, “I am delighted for Charlie as he takes on the role of CEO at Sotheby’s. Charlie has provided exemplary leadership at Altice USA, driving growth during an unprecedented time in our industry. I look forward to him continuing as a member of our Board of Directors and to his ongoing valuable insight.
“We are very fortunate to have someone of Michael’s caliber serve as CFO. Michael has distinguished himself over the last 20-years as a well-respected financial executive in our industry, and I’m pleased to welcome him to our senior leadership team.”
The Company notes that it will formally introduce Mr. Grau during its third quarter earnings investor conference call on November 5, 2019 at 4:15pm EST.
About Michael Grau
Michael Grau is Chief Financial Officer of Altice USA. In this role, he oversees the Company’s financial and accounting matters as well as its strategic planning and analysis, internal audit, tax, investor relations and treasury activities. He joined Altice USA in 2016 and most recently was Executive Vice President of Financial Planning & Control at the Company.
Prior to this, Mr. Grau held various leadership roles in finance at Cablevision for more than 15 years. Earlier in his career he held senior financial positions at Winstar Communications, Health Professionals Inc, and Deloitte & Touche.
Mr. Grau earned his bachelor’s degree in Accounting from Hofstra University.

Contacts
Head of Communications
Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

Head of Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, mobile, proprietary content and advertising services to approximately 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands.